UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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    RE/MAX HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RE/MAX Holdings, Inc.

5075 S. Syracuse St.

Denver, CO 80237

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 9, 2014

March 28, 2014

Dear Stockholder,

We cordially invite you to attend our 2014 Annual Meeting of Stockholders, to be held on Friday, May 9, 2014 at 10:00 am (Mountain Time) at our headquarters, located at 5075 S. Syracuse St., Denver, Colorado 80237.

We are holding the meeting for the following purposes, which are described in more detail in the proxy statement:

1.	to elect three directors to our Board of Directors;

2.	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

3.	to transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record as of the close of business on March 19, 2014 will be entitled to attend or vote at the annual meeting.

We will take advantage of the rules of the Securities and Exchange Commission that allow us to furnish our proxy materials over the internet. As a result, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders rather than a full paper set of the proxy materials. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials on the internet, as well as instructions on how stockholders may obtain a paper copy of our proxy materials. This process substantially reduces the costs associated with printing and distributing proxy materials. To make it easy to vote, internet and telephone voting are available. The instructions for voting are on the Notice of Internet Availability of Proxy Materials or, if you received a paper copy of the proxy materials, on the proxy card.

If you hold your shares through a bank, broker or other holder of record, please follow the voting instruction you received from the holder of record.

Your vote is important. We encourage you to vote by proxy in advance of the meeting, whether or not you plan to attend the meeting.

Please feel free to contact our investor relations department at (303) 224-5458 or investorrelations@remax.com if you have any questions about voting or attending the meeting.

By Order of the Board of Directors

Geoff Lewis, Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 9, 2014: The Company’s Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2013 are also available at http://materials.proxyvote.com/75524W.

RE/MAX HOLDINGS, INC.

PROXY STATEMENT

2014 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 9, 2014

GENERAL INFORMATION

RE/MAX Holdings, Inc. (“RE/MAX Holdings”) is making this proxy statement available to its stockholders on or about March 28, 2014 in connection with the solicitation of proxies by the Board of Directors for the RE/MAX Holdings 2014 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held on Friday, May 9, 2014 at 10:00 a.m. (Mountain Time) at 5075 S. Syracuse St., Denver, Colorado 80237. As a stockholder of RE/MAX Holdings, you are invited to attend the Annual Meeting and are entitled and encouraged to vote on the proposals described in this proxy statement.

RE/MAX Holdings is a holding company. Its only business is to act as the sole manager of RMCO, LLC, a Delaware limited liability company (“RMCO”). RE/MAX Holdings was formed in June 2013 and completed an initial public offering of its Class A common stock on October 7, 2013 (the “IPO”). Our Class A common stock trades on the New York Stock Exchange under the symbol “RMAX.”

In this proxy statement, “we,” “our,” “us” and the “Company” refer to RE/MAX Holdings, RMCO and RMCO’s subsidiaries.

Below are answers to common questions stockholders may have about the Annual Meeting.

What are the Proxy Materials?

The “Proxy Materials” are this proxy statement and our annual report to stockholders for the fiscal year ended December 31, 2013. If you request printed versions of the Proxy Materials, you will also receive a proxy card.

Why did I receive a one-page notice instead of a full set of Proxy Materials?

Under rules adopted by the Securities and Exchange Commission (the “SEC”), we are furnishing Proxy Materials to many of our stockholders on the internet, rather than mailing printed copies. If you received a one-page notice by mail, you will not receive a printed copy of the Proxy Materials unless you request one. Instead, the notice will instruct you how to access and review the Proxy Materials on the internet. If you would like a printed copy of the Proxy Materials, please follow the instructions on the notice.

What items will be voted on at the Annual Meeting and how does the Board of Directors recommend that I vote?

There are two proposals to be voted on at the Annual Meeting:

1.	the election of three directors to our Board of Directors and

2.	the ratification of the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

Our bylaws require that we receive advance notice of any proposals to be brought before the Annual Meeting by our stockholders. We have not received any such proposals. We do not anticipate any other matters will come before the Annual Meeting. If any other matter comes before the Annual Meeting, the proxy holders appointed by our Board of Directors will have discretion to vote on those matters.

Who may vote at the meeting?

Holders of Class A common stock and holders of Class B common stock as of the close of business on March 19, 2014 (the “Record Date”) may vote at the Annual Meeting.

How many votes do I have?

Holders of Class A common stock are entitled to one vote per share of Class A common stock held as of the Record Date. Holders of Class B common stock are entitled to two votes for each common unit in RMCO owned by such holder as of the Record Date, regardless of the number of Class B shares owned.

As of the Record Date, there were 11,500,000 shares of Class A common stock outstanding which will carry one vote each and one share of Class B common stock outstanding that will carry 35,469,200 votes. In addition, there were 107,971 shares of Class A common stock to be issued pursuant to vested restricted stock units; these restricted stock units do not have voting rights.

What vote is required for each proposal?

For the election of directors, each director must be elected by a plurality of the votes cast. This means that the three nominees receiving the largest number of “for” votes will be elected as directors. We do not have cumulative voting.

The ratification of the Company’s independent registered public accounting firm and any other proposals that may come before the Annual Meeting will be determined by the majority of the votes cast.

How are abstentions and broker non-votes counted?

Abstentions (shares present at the meeting in person or by proxy that are voted “abstain”) and broker non-votes (explained below) are counted for the purpose of establishing the presence a quorum but are not counted as votes cast.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are a stockholder of record.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are a beneficial owner of shares held in street name. The organization holding your account is considered the stockholder of record. As a beneficial owner, you have the right to direct the organization holding your account on how to vote the shares you hold in your account.

How do stockholders of record vote?

There are four ways for stockholders of record to vote:

•	Via the internet. You may vote via the internet by visiting http://www.proxyvote.com and entering the unique control number for your shares located on the Notice of Internet Availability of Proxy Materials.

•	By telephone. You may vote by phone by calling (800) 690-6903. You will need the control number from your Notice of Internet Availability of Proxy Materials.

•	By mail. If you requested that Proxy Materials be mailed to you, you will receive a proxy card with your Proxy Materials. You may vote by filling out and signing the proxy card and returning it in the envelope provided.

•	In person. You may also vote your shares in person by completing a ballot at the Annual Meeting.

How do beneficial owners of shares held in street name vote?

There are four ways for beneficial owners of shares held in street name to vote:

•	Via the internet. You may vote via the internet by visiting http://www.proxyvote.com and entering the unique control number for your shares located on the Internet Availability of Proxy Materials.

•	By telephone. You may vote by phone by calling (800) 690-6903. You will need the control number from your Notice of Internet Availability of Proxy Materials.

•	By mail. If you requested that Proxy Materials be mailed to you, you may vote by filling out the card you received from the organization holding your shares and returning it as instructed by that organization.

•	In person. If you wish to vote in person at the meeting, you will first need to obtain a legal proxy from the organization that holds your shares. You should contact that organization to obtain a legal proxy.

Can I change my vote after submitting a proxy?

Stockholders of record may revoke their proxy before the Annual Meeting by delivering to the Company’s Corporate Secretary a written notice stating that a proxy is revoked, by signing and delivering a proxy bearing a later date, by voting again via the internet or by telephone or by attending and voting in person at the Annual Meeting.

Street name stockholders who wish to change their votes should contact the organization that holds their shares.

If I hold shares in street name through a broker, can the broker vote my shares for me?

If you hold your shares in street name and you do not vote, the broker or other organization holding your shares can vote on certain “routine” proposals but cannot vote on other proposals. Proposal 1 (election of directors) is not considered a “routine” proposal. Proposal 2 (ratification of the Company’s independent registered public accounting firm) is a “routine” proposal. If you hold shares in street name and do not vote on Proposal 1, your shares will be counted as “broker non-votes.”

Who is paying for this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. Members of our Board of Directors and officers and employees may solicit proxies by mail, telephone, fax, email or in person. We will not pay directors, officers or employees any extra amounts for soliciting proxies. We may, upon request, reimburse brokerage firms, banks or similar entities representing street name holders for their expenses in forwarding Proxy Materials to their customers who are street name holders and obtaining their voting instructions.

What do I need to do if I want to attend the meeting?

You will need to provide evidence that you are a stockholder as of the Record Date. This can be a copy of your proxy card or a brokerage statement showing your shares. You should also bring photo identification. If you hold your shares in street name and wish to vote in person at the meeting, you will need to contact the organization that holds your shares in order to obtain a legal proxy from that organization.

Where can I find voting results?

Final voting results from the Annual Meeting will be filed with the SEC on a Current Report on Form 8-K within four business days of the Annual Meeting.

I share an address with another stockholder. Why did we receive only one set of Proxy Materials?

Some banks, brokers and nominees may be participating in the practice of “householding” Proxy Materials. This means that only one copy of our Proxy Materials to stockholders may have been sent to multiple stockholders in your household. If you hold your shares in street name and want to receive separate copies of the Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact the bank, broker, or other nominee who holds your shares.

Upon written or oral request, the Company will promptly deliver a separate copy of the Proxy Materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Proxy Materials, you can contact our investor relations department at (303) 224-5458, investorrelations@remax.com or 5075 S. Syracuse St., Denver, CO 80237.

Whom should I contact if I have additional questions?

You can contact our investor relations department at (303) 224-5458, investorrelations@remax.com or 5075 S. Syracuse St., Denver, CO 80237. Stockholders who hold their shares in street name should contact the organization that holds their shares for additional information on how to vote.

PROPOSAL 1: ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will vote to elect the three nominees named in this Proxy Statement as Class I directors. Each of the Class I directors elected at the Annual Meeting will hold office until the 2017 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified. Based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Gilbert (Chip) Baird, Roger Dow and Ronald Harrison to serve as Class I directors for terms expiring at the 2017 Annual Meeting of Stockholders. The persons named as proxies will vote to elect Messrs. Baird, Dow and Harrison unless a stockholder indicates that his or her shares should be withheld with respect to one or more of such nominees.

In the event that any nominee for Class I director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the persons named as proxies will vote the proxies in their discretion for any nominee who is designated by the current Board of Directors to fill the vacancy. All of the nominees are currently serving as directors and we do not expect that any of the nominees will be unavailable or will decline to serve.

The Board of Directors recommends that you vote FOR each of the nominees for the Board of Directors in this Proposal 1.

CORPORATE GOVERNANCE

Executive Officers and Directors

The following table sets forth certain information about our executive officers, directors and key employees as of the date of this proxy statement.

Name	Age	Position
David L. Liniger	68	Chairman of the Board and Co-Founder
Gail A. Liniger	68	Vice Chair of the Board and Co-Founder
Margaret M. Kelly	54	Chief Executive Officer and Director
Vincent J. Tracey	61	President and Director
David M. Metzger	58	Chief Operating Officer and Chief Financial Officer
Geoffrey D. Lewis	56	Executive Vice President and Chief Legal and Compliance Officer
Michael P. Ryan	55	Executive Vice President, Global Communications and Branding
Gilbert L. (Chip) Baird III	41	Director
Richard O. Covey	67	Director
Kathleen J. Cunningham	67	Director
Roger J. Dow	67	Director
David L. Ferguson	59	Director
Ronald E. Harrison	78	Director
Daryl L. Jesperson	66	Director
Daniel J. Predovich	66	Director

Executive Officers

David L. Liniger is our Chairman and Co-Founder. He has been a director of RE/MAX Holdings since July 2013. He was a member of RMCO’s Board of Managers from April 2010 until our IPO in October 2013, at which time RMCO ceased to have a Board of Managers. Mr. Liniger has been Chairman of the Company’s board of directors or board of managers since 1974. He has served in a variety of leadership roles within the RE/MAX organization over the past 40 years. Mr. Liniger is married to Gail Liniger, who serves as our Vice Chair and is a Co-Founder. Mr. Liniger was selected to our Board of Directors because of his role in founding our company and his intimate knowledge of our company and the real estate industry.

Gail A. Liniger is our Vice Chair and Co-Founder. She has been a director of RE/MAX Holdings since July 2013. She was a member of RMCO’s Board of Managers from April 2010 until our IPO in October 2013, at which time RMCO ceased to have a Board of Managers. Mrs. Liniger is married to David Liniger, who serves as our Chairman and is a Co-Founder. Mrs. Liniger became a Vice President of RE/MAX in 1973, Executive Vice President in 1978 and President in 1979. In 1991, she was named Chief Executive Officer and in 2002 became Vice Chair of the Board of Managers. Mrs. Liniger was selected to our Board of Directors because of her role in founding our company with Mr. Liniger and her intimate knowledge of our company and the real estate industry.

Margaret M. Kelly has served as our Chief Executive Officer since 2005. In addition, she has been a director of RE/MAX Holdings since July 2013 and has served as a member of the Company’s board of directors or board of managers since 2003. Prior to being appointed Chief Executive Officer, she served in a variety of leadership roles within the RE/MAX organization since she joined us in 1987, including serving as President from 2002 to 2004. Since January 2010, she has served as a director of the Federal Reserve Board of Kansas City—Denver Branch and she has served as a director of the University of Colorado Hospital since October 2013. She was selected to our Board of Directors due to her familiarity with our company and in light of her ability to provide valuable insight to our Board of Directors as to the day-to-day business issues we face in her role as our Chief Executive Officer.

Vincent J. Tracey has served as our President since 2004. In addition, he has been a director of RE/MAX Holdings since July 2013 and a member of the Company’s board of directors or board of managers since 2005. Mr. Tracey’s term as a director expires at the Annual Meeting and he is not seeking reelection. He has served in a variety of roles in the RE/MAX organization since joining us in 1977 as a Marketing Representative in the Tennessee and Kentucky Region, including Executive Vice President, Corporate Development from 2002 to 2004 and Executive Vice President, Franchising from 2004 to 2005. Mr. Tracey was selected to our Board of Directors because of his particular knowledge of and experience in the real estate industry.

David M. Metzger is our Chief Operating Officer and Chief Financial Officer. Mr. Metzger joined RE/MAX in 2007 as our Chief Financial Officer, and was named Chief Operating Officer in 2011. Mr. Metzger has an extensive and varied background as an attorney and a Certified Public Accountant, with more than 25 years of experience in the corporate financial arena. Mr. Metzger has previously worked for a large bank holding company on the East Coast in the areas of auditing and corporate finance, Piper and Marbury (now known as DLA Piper), and Semmes, Bowen & Semmes, specializing in ERISA and corporate tax matters.

Geoffrey D. Lewis is our Executive Vice President and Chief Legal and Compliance Officer. Mr. Lewis joined RE/MAX in 2004 as Senior Vice President, General Counsel, in 2005 became Senior Vice President, Chief Legal Officer and in 2013 became Executive Vice President, Chief Legal and Compliance Officer. Mr. Lewis was previously with the law firm of Jones Day. Subsequent to that, he was Vice President and General Counsel of American Health Properties, Inc., and Senior Vice President, Corporate Development and General Counsel for Hyster-Yale, Inc.

Michael P. Ryan was appointed Executive Vice President, Global Communications and Branding in April 2011, and is also responsible for overseeing business alliances. Prior to that, he was a Senior Vice President at RE/MAX from February 2008 to April 2011. Mr. Ryan joined RE/MAX in 1994 and since that time, has helped launch RE/MAX University. In addition, he serves on the education and finance committees of the National Association of Realtors.

Our Board of Directors

Our Board of Directors currently consists of twelve members. Following the Annual Meeting, our Board will have eleven members. Our Board of Directors is divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Below is biographical information about each nominee and each director, including other public company board memberships.

Nominees for Director With Terms That Will Expire in 2017 (Class I Directors):

Gilbert L. (Chip) Baird III was appointed to the Board of Directors of RE/MAX Holdings in July 2013 and was a member of RMCO’s Board of Managers from April 2010 until our IPO in October 2013, at which time RMCO ceased to have a Board of Managers. Mr. Baird has been a Partner at an affiliate of Perella Weinberg Partners LP (“Perella Weinberg”) since February 2012, and prior to that was a Partner at Weston Presidio V, L.P. (“Weston Presidio”) from December 2006 to October 2011. Prior to that, he was at The Beacon Group and Merrill Lynch. Mr. Baird is currently a director at Trench Plate Rental Co. and B. Lane Inc. He has previously served as a director on a number of boards, including WP Evenflo Holdings, Inc., Advisors Excel and Summit Energy Services. He was selected to our Board of Directors because of his vast experience in finance and capital structure.

Roger J. Dow was appointed to the Board of Directors of RE/MAX Holdings in July 2013 and has served as a member of the Company’s board of directors or board of managers since 2005. Since January 1, 2005, he has been the President and Chief Executive Officer of the U.S. Travel Association. He previously served in various roles at Marriot International, including as Senior Vice President, Global Sales. Mr. Dow was selected to our Board of Directors because of his particular knowledge of and experience in strategic planning and leadership of complex organizations.

Ronald E. Harrison was appointed to the Board of Directors of RE/MAX Holdings in July 2013 and has served on the Company’s board of directors or board of managers since 2005. Since 2004, Mr. Harrison has been Chief Executive Officer and Managing Director of Harrison & Associates LLC. Prior to that, he served in various roles over his 40 years with PepsiCo, Inc., including as Senior Vice President, External Relations, and Special Assistant to the Chairman until April 2004. Mr. Harrison is currently the Chair Emeritus of the Diversity Institute of the International Franchise Association’s Education Foundation. He served as the International Franchise Association’s Chairman in 1999. He was selected to our Board of Directors because of his vast experience in leadership roles of complex organizations and knowledge in strategic planning.

Directors Whose Terms Will Expire in 2018 (Class II Directors):

Kathleen J. Cunningham was appointed to the Board of Directors of RE/MAX Holdings in July 2013 and was a member of RMCO’s Board of Managers from February 2013 until our IPO in October 2013, at which time RMCO ceased to have a Board of Managers. Ms. Cunningham has been retired since 2009. From October 2005 to May 2009, she was Chief Financial Officer of Novatix Corporation. She was previously Chief Financial Officer at Webroot Software and U.S. West Information Systems. She has been a board member of Q Advisors, LLC since 2003. Previously, she served on the boards of Chileno Bay LLC from December 2011 to October 2013, The Assist Group from June 2011 to March 2013 and Novatix Corporation from 2005 to 2009. Ms. Cunningham was selected to our Board of Directors because of her particular knowledge of and experience in finance, capital structure and board governance practices of other major organizations.

David L. Ferguson was appointed to the Board of Directors of RE/MAX Holdings in July 2013 and was a member of RMCO’s Board of Managers from April 2010 until our IPO in October 2013, at which time RMCO ceased to have a Board of Managers. Mr. Ferguson has been a Partner at an affiliate of Perella Weinberg since February 2012. Between 2003 and October 2011, he was a Partner at Weston Presidio. Prior to that, he was a Partner with JPMorgan Partners. Mr. Ferguson is currently a director at Trench Plate Rental and B. Lane Inc. He has previously served as a director on a number of boards, including at MacDermid Group Inc., WP Evenflo Holdings, Inc., Robbins Brothers and Cellu Tissue Holdings, Inc. He is also a Certified Public Accountant. He was selected to our Board of Directors because of his experience serving on the boards of a variety of other companies, and his extensive knowledge and experience in finance.

Margaret M. Kelly is our Chief Executive Officer and a director. Further information about Ms. Kelly can be found above under “—Executive Officers.”

Gail A. Liniger is our Vice Chair and Co-Founder. Further information about Mrs. Liniger can be found above under “—Executive Officers.”

Directors Whose Terms Will Expire in 2019 (Class III Directors):

Richard O. Covey was appointed to the Board of Directors of RE/MAX Holdings in July 2013 and has served on the Company’s board of directors or board of managers since 2005. Mr. Covey is a retired U.S. Air Force officer and former NASA astronaut. Between October 2007 and March 2010, he was President and Chief Executive Officer of United Space Alliance, LLC. He has been a director and member of the Executive Committee of the Astronaut Scholarship Foundation since May 2013. Mr. Covey was selected to our Board of Directors because of his leadership insight and his experience in management roles.

Daryl L. Jesperson was appointed to the Board of Directors of RE/MAX Holdings in July 2013 and has served on the Company’s board of directors or board of managers since 1981. Mr. Jesperson has served in a number of roles within the RE/MAX organization and related entities since joining RE/MAX in 1975, including various leadership roles at RE/MAX, LLC, most recently as Chief Executive Officer from 2002 to 2005. He has been retired since 2005. He was selected to our Board of Directors because of his familiarity with our company, and his knowledge of and vast experience in the real estate industry.

David L. Liniger is our Chairman and Co-Founder. Further information about Mr. Liniger can be found above under “—Executive Officers.”

Daniel J. Predovich was appointed to the Board of Directors of RE/MAX Holdings in July 2013 and has served as a member of the Company’s board of directors or board of managers since 2005. Mr. Predovich is a Certified Public Accountant, a Certified Fraud Examiner, Certified in Financial Forensics and a Certified Information Technology Professional. Since 1986, he has been the President of Predovich & Company. He previously served as president and as a member of the Board of Governors, Colorado chapter of the Association of Certified Fraud Examiners. He was selected to our Board of Directors because of his extensive experience and knowledge in accounting and financial matters.

Controlled Company Status

RIHI, Inc. (“RIHI”) controls a majority of the voting power of our outstanding common stock. As a result, we are a “controlled company” under the corporate governance standards of the New York Stock Exchange (“NYSE”). As a controlled company, exemptions from the NYSE standards mean that we are not required to comply with certain corporate governance requirements, including the requirements that:

•	a majority of our Board of Directors consists of “independent directors,” as defined under the rules of the NYSE;

•	we have a Nominating and Corporate Governance Committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	we have a Compensation Committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

These exemptions do not modify the independence requirements for our Audit Committee and we comply with the applicable requirements of the Sarbanes-Oxley Act and rules with respect to our Audit Committee.

Director Independence

The Board of Directors has reviewed its composition, the composition of its committees and the independence of each director and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. The Board of Directors has determined that each of Richard Covey, Kathleen Cunningham, Roger Dow, Ronald Harrison and Daryl Jesperson is an “independent director” under applicable NYSE standards and that each such director has no relationships with the Company that would interfere with such director’s exercise of independent judgment in carrying out his responsibilities as a director of the Company.

Board of Directors Leadership Structure

We currently separate the roles of Chairman of the Board and Chief Executive Officer. Our Co-Founder, David Liniger, serves as Chairman of the Board. This structure enables the Board to effectively exercise its role in oversight of the Company while allowing our Chief Executive Officer, Margaret Kelly, to focus on the management of the day-to-day conduct of our business. The Board periodically reviews its leadership structure and may make changes in the future.

Board of Directors Role in Risk Oversight

Risk management is primarily the responsibility of the Company’s management. However, the Board believes that oversight of risk management is one its fundamental responsibilities. The Audit Committee is primarily responsible for oversight of the quality and integrity of the Company’s financial reporting process, internal controls over financial reporting and the Company’s compliance programs. The Compensation Committee is responsible for reviewing compensation-related risks. The Nominating and Corporate Governance Committee is responsible for oversight of the Company’s corporate governance programs, including the code of ethics and business conduct. Management regularly reports to the Board and its committees on the risks that the Company may face and the steps that management is taking to mitigate those risks.

Board and Committee Meetings; Annual Meeting Attendance

During 2013, following the date of the IPO, our Board held one meeting. From the date of our IPO through the end of 2013, the Board’s committees held the following number of meetings: Audit Committee, 2; Compensation Committee, 1; Nominating and Corporate Governance Committee, 1. During 2013, each director attended at least 75% of the total number of meetings of the Board and committees on which he or she serves. The Board meets from time to time in executive sessions of non-management directors. At each such meeting the non-management directors select one director to preside over the meeting.

We have no formal policy with respect to director attendance at annual meetings of stockholders; however, we encourage all directors to attend annual meetings of stockholders. This Annual Meeting will be our first annual meeting of stockholders.

Board Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, which have the composition and responsibilities described below.

Audit Committee

The Audit Committee is responsible for, among other matters: (i) appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm; (ii) discussing with our independent registered public accounting firm the independence of its members from its management; (iii) reviewing with our independent registered public accounting firm the scope and results of their audit; (iv) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (v) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; (vi) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; (vii) establishing procedures for the confidential and/or anonymous submission of concerns regarding questionable accounting, internal controls, auditing matters or anything else that appears to involve financial or other wrongdoing; and (viii) reviewing and approving related-person transactions.

Our Audit Committee consists of Kathleen Cunningham (Chair), Roger Dow, Ronald Harrison and Daniel Predovich. Our Board of Directors has affirmatively determined that Kathleen Cunningham, Roger Dow and Ronald Harrison meet the definition of “independent director” for purposes of serving on an Audit Committee under Rule 10A-3 of the Exchange Act and NYSE rules. Our Board of Directors has determined that Dan Predovich is not independent. SEC regulations generally require that Audit Committee members be independent. However we are relying on an exception under Exchange Act Rule 10A-3(b)(1)(iv)(A), which allows us to have an Audit Committee member who is not independent until October 1, 2014, which is one year after the effective date of the registration statement for our IPO. The Board of Directors does not believe that reliance on this exception will materially adversely affect the ability of the Audit Committee to act independently and to satisfy the other requirements of the SEC and NYSE rules.

Our Board of Directors has determined that Kathleen Cunningham qualifies as an “Audit Committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our Board of Directors has adopted a written charter for the Audit Committee, which is available on our investor relations website, accessible through our principal corporate website at www.remax.com.

Compensation Committee

The Compensation Committee is responsible for, among other matters: (i) reviewing key employee compensation goals, policies, plans and programs; (ii) reviewing and approving the compensation of our directors and executive officers; (iii) reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and (iv) appointing and overseeing any compensation consultants.

The Compensation Committee consists of Richard Covey (Chair), Chip Baird, David Ferguson, Ronald Harrison, David Liniger and Gail Liniger. As a controlled company, we rely upon the exemption from the requirement that we have a separate Compensation Committee composed entirely of independent directors. Our Board of Directors has adopted a written charter for the Compensation Committee, which is available on our investor relations website, accessible through our principal corporate website at www.remax.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for, among other matters: (i) identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board of Directors; (ii) overseeing the organization of our Board of Directors to discharge the Board’s duties and responsibilities properly and efficiently; and (iii) developing and recommending to our Board of Directors a set of corporate governance guidelines and principles.

The Nominating and Corporate Governance Committee currently consists of Daryl Jesperson (Chair), Kathleen Cunningham, Margaret Kelly and Vincent Tracey. As a controlled company, we rely upon the exemption from the requirement that we have a separate Nominating and Corporate Governance Committee composed entirely of independent directors. Our Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our investor relations website, accessible through our principal corporate website at www.remax.com.

Director Nomination Process

The Nomination and Corporate Governance Committee is responsible for evaluating potential candidates and making recommendations to the Board of Directors with respect to candidates to be nominated to serve as directors. The Nominating and Corporate Governance Committee has no specific or minimum qualifications for nominees, other than those necessary to meet specific requirements under SEC rules or NYSE standards. Among the qualifications the Nominating and Corporate Governance Committee may consider are personal and professional integrity; exceptional ability and judgment; broad experience in business, finance or administration; familiarity with the real estate industry; ability to serve the long-term interest of our stockholders; sufficient time to devote to the Board duties; and ability to provide continuing service and promote stability. The Nominating and Corporate Governance Committee does not have a formal policy regarding diversity; however, the Board believes that it is important that the Board be comprised of directors with diverse backgrounds, viewpoints and experiences.

The Nominating and Corporate Governance Committee welcomes the Company’s stockholders to nominate candidates for Board membership. The committee will consider any such nominee in the same manner in which it evaluates other potential nominees, so long as the recommendation is submitted in accordance with the Company’s bylaws and the committee’s charter. A summary of these requirements is set forth below.

The nomination should contain the following information with respect to the nominee:

•	the candidate’s name, age, business address and home address;

•	the candidate’s biographical information, including educational information, principal occupation or employment, past work experience (including all positions held within the past five years), personal references and service on boards of directors or other positions the candidate currently holds or has held during the past three years;

•	the class and number of shares of the Company the candidate beneficially owns;

•	any potential conflicts of interest that may prevent or otherwise limit the candidate from serving as an effective Board member; and

•	any other pertinent information about the candidate and his or her qualifications.

Further, nominations should contain the following information about the stockholder making the recommendation:

•	the name and record address of the stockholder; and

•	the class and number of shares of the Company beneficially owned by the stockholder and the period of time the shares have been held.

Stockholder nominees should be submitted to the Company’s Corporate Secretary at the Company’s headquarters. Stockholder nominations may be made at any time. However, in order for a candidate to be included in the slate of director nominees for approval by stockholders in connection with a meeting of stockholders and for information about the candidate to be included in the Company’s proxy materials for such a meeting, the stockholder must submit the information set forth above and other information reasonably requested by the Company within the timeframe set forth in Exchange Act Rule 14a-8. Further information about this timeframe can be found below under “Stockholder Proposals.”

Communication with the Board of Directors

Any stockholder or other interested parties who would like to communicate with the Board of Directors, the independent directors as a group or any specific member or members of the Board of Directors should send such communications to the attention of our Corporate Secretary at 5075 S. Syracuse St., Denver, CO 80237. Communications should contain instructions on which member or members of the Board the communication is intended for. In general, such communication will be forwarded to the intended recipients. However, the Corporate Secretary may, in his discretion, decline to forward any communications that are abusive, threatening or otherwise inappropriate.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves or in the past year has served as a member of the Board of Directors or Compensation Committee of any other entity that has one or more executive officers serving on our Board of Directors.

Code of Business Conduct and Code of Ethics

We have adopted a code of business conduct applicable to all employees and a code of ethics applicable to our principal executive, financial and accounting officers and all persons performing similar functions. A copy of each code is available on our investor relations website, accessible through our principal corporate website at www.remax.com. We expect that any amendments to either code, or any waivers of their requirements, that apply to our directors or executive officers will be disclosed to the extent required by applicable law or NYSE listing requirements.

EXECUTIVE COMPENSATION

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we have reduced disclosure obligations regarding executive compensation compared to companies that are not emerging growth companies and we are exempt from the requirement of holding advisory “say-on-pay” votes on executive compensation. Under the JOBS Act, we will remain an emerging growth company until the earliest of (1) the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more; (2) the last day of the fiscal year following the fifth anniversary of the completion our IPO; (3) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and (4) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act.

Summary Compensation Table

The following table present information regarding compensation earned by or awards to our named executive officers during fiscal years 2013 and 2012.

Name and Principal Position	Fiscal Year	Salary ($)		Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(5)	Total ($)
David Liniger	2013	1,583,076	(1)	—	—	—		—	1,583,076
Chairman and Co-Founder	2012	2,100,000		—	—	—			2,100,000
Margaret M. Kelly	2013	770,000		1,258,568	—	460,46	2(4)	11,500	2,500,530
Chief Executive Officer and Director	2012	732,313		—	1,193,430	421,460		5,625	2,352,828
David M. Metzger	2013	575,000		508,566	—	443,85	1(4)	11,500	1,538,917
Chief Operating Officer and Chief Financial Officer	2012	540,894		—	596,715	335,944		5,625	1,479,178
Geoffrey D. Lewis	2013	473,800		580,941	—	186,54	8(4)	11,500	1,252,789
Executive Vice President, Chief Legal and Compliance Officer	2012	473,800		—	—	65,542		5,625	544,967

(1)	We discontinued paying a salary to Mr. Liniger at the time of our IPO in October 2013.
(2)	Reflects the grant date fair value of the grants of restricted stock units during 2013, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”). See Note 12 to our audited consolidated financial statements in our Annual Report for the fiscal year ended December 31, 2013 (the “Annual Report”).
(3)	Reflects the aggregate grant date fair value of the grants of options on November 15, 2012 to purchase RMCO Class B common units computed in accordance with FASB ASC 718. See Note 12 to our audited consolidated financial statements in the Annual Report. In connection with our IPO, these options were split 25 for 1 and then converted into options to purchase shares of Class A common stock of RE/MAX Holdings at an exercise price of $3.60 per share.
(4)

Reflects the cash awards that our named executive officers received under our 2013 RE/MAX Performance Incentive Plan (the “2013 Bonus Plan”) for fiscal 2013 performance. The 2013 Bonus Plan was a cash based incentive compensation program designed to motivate and reward annual performance for eligible employees, including our named executive officers. Under the 2013 Bonus Plan, the threshold, target and stretch levels for each eligible employee’s bonus opportunity are based upon the achievement of specified company results with respect to corporate EBITDA, as defined in the 2013 Bonus Plan. In addition to the corporate EBITDA target, some of the eligible employees, including certain named executive officers, have individualized strategic objectives and, for those employees, the payment and amount of any bonus is dependent upon whether such employee achieves these strategic objectives. The 2013 Bonus Plan includes various incentive levels based on the participant’s position. The amounts listed for Messrs. Metzger and Lewis also include a cash bonus in the amount of $100,000 paid to each of them pursuant to a cash bonus plan that was tied to the successful completion of our IPO.
(5)	Reflects matching contributions made under our 401(k) plan.

Narrative Disclosure to Summary Compensation Table

Determination of Executive Compensation

The Compensation Committee is responsible for determining the compensation of the Chief Executive Officer and is responsible for oversight of the compensation of other officers and employees. The Compensation Committee is also responsible for administering the Company’s equity compensation program. The Compensation Committee delegates authority to make equity grants to a sub-committee comprised only of independent directors when necessary to comply with applicable securities laws.

Our Chief Executive Officer makes recommendations to the Compensation Committee regarding the amount and form of compensation for named executive officers other than herself. Her recommendation is based on Company performance and individual performance, relative to goals that Company management has set.

The Compensation Committee, pursuant to its charter, has the authority to engage advisers to assist the committee in carrying out its duties. The Compensation Committee has engaged Compensia, Inc. to provide compensation data on other companies and recommendations on executive compensation, including bonuses and equity grants. Compensia has also provided data and recommendations regarding director compensation.

Employment Agreements

We have entered into employment agreements with three of our named executive officers, each as described below.

Margaret M. Kelly

We entered into an employment agreement with Ms. Kelly on March 1, 2010. Ms. Kelly’s employment agreement provides for an initial term through March 1, 2013, but is automatically renewed for one year periods on each annual anniversary date of the agreement. Pursuant to her employment agreement, Ms. Kelly is entitled to an annual base salary, which is reviewed annually, and is eligible to receive an annual performance-based bonus. Ms. Kelly’s current base salary under her employment agreement is $770,000. Additionally, the agreement provides that Ms. Kelly is eligible for tax adjustment “gross-up” payments in the event that Ms. Kelly becomes entitled to any amount that is determined to be subject to a tax penalty.

If Ms. Kelly’s employment is terminated (i) by us other than for cause, death or disability (each as defined in the agreement), or (ii) by Ms. Kelly for good reason (as defined in the agreement), she is entitled to severance benefits consisting of (a) all payments and benefits which have been earned but not yet provided, (b) payments equal to 24 months of base salary paid on our regular payroll schedule, (c) any declared bonus payment that has not yet been paid to be provided in a lump sum within 30 days of termination, and (d) continued standard employee benefits for 24 months, including but not limited to, life insurance, medical insurance and dental insurance.

Additionally, Ms. Kelly is entitled to a stay-on bonus in the event that she remains actively employed by us for a 12-month period immediately following the date of a change in control (as defined in the agreement). The stay-on bonus is to be determined in the successor’s discretion, but in no event will it be less than six months’ base salary as of the day before the change in control.

Ms. Kelly agreed that during her employment with us and the 12 months following the termination of her employment, she will not, directly or indirectly, on her own behalf or on behalf of others, solicit or recruit, or attempt to solicit or recruit, any person employed by us to end their employment, or to provide services to Ms. Kelly or to any other business that directly competes with us in the areas of franchising real estate brokerages, real estate brokerage, insurance brokerage or any other defined business in which we are engaged. Additionally, during this period, she has agreed not to directly or indirectly solicit any of our clients that she has had direct or indirect contact with or any of our franchisees to cease doing business with us or to otherwise do business with her or any directly competing entity.

Ms. Kelly has also agreed not to (a) accept employment or perform services on behalf of herself or any individual or entity that directly competes with us for a period of three months after termination, or (b) accept employment as a senior executive officer or perform services that are similar to the services she performed for us on behalf of herself or any individual or entity that directly competes with us for a period of 12 months after termination. Except if we terminate Ms. Kelly for cause (as defined in the agreement), these restrictions are only enforceable to the extent we tender to Ms. Kelly payment at a rate equal to Ms. Kelly’s final base salary. Payment of the severance benefits described above would discharge this payment obligation. If severance benefits are not required to be paid, then we can tender this supplemental consideration at any point in the 12-month period immediately following termination.

David M. Metzger

We entered into an employment agreement with Mr. Metzger on March 1, 2010. Mr. Metzger’s employment agreement provides for an initial term through March 1, 2013, but is automatically renewed for one year periods on each annual anniversary date of the agreement. Pursuant to his employment agreement, Mr. Metzger is entitled to an annual base salary, which is reviewed annually, and is eligible to receive an annual performance-based bonus. Mr. Metzger’s current base salary under his employment agreement is $575,000. Additionally, the agreement provides that Mr. Metzger is eligible for tax adjustment “gross-up” payments in the event that Mr. Metzger becomes entitled to any amount that is determined to be subject to a tax penalty.

If Mr. Metzger’s employment is terminated (i) by us other than for cause, death or disability (each as defined in the agreement), or (ii) by Mr. Metzger for good reason (as defined in the agreement), he is entitled to severance benefits consisting of (a) all payments and benefits which have been earned but not yet provided, (b) payments equal to 24 months of base salary paid on our regular payroll schedule, (c) any declared bonus payment that has not yet been paid to be provided in a lump sum within 30 days of termination, and (d) continued standard employee benefits for 24 months, including but not limited to, life insurance, medical insurance and dental insurance.

Additionally, Mr. Metzger is entitled to a stay-on bonus in the event that he remains actively employed by us for a 12-month period immediately following the date of a change in control (as defined in the agreement). The additional bonus is to be determined in the successor’s discretion, but in no event will it be less than six months’ base salary as of the day before the change in control.

Mr. Metzger agreed that during his employment with us and the 12 months following the termination of his employment, he will not, directly or indirectly, on his own behalf or on behalf of others, solicit or recruit, or attempt to solicit or recruit, any person employed by us to end their employment, or to provide services to Mr. Metzger or to any other business that directly competes with us in the areas of franchising real estate brokerages, real estate brokerage, insurance brokerage or any other defined business in which we are engaged. Additionally, during this period, he has agreed not to directly or indirectly solicit any of our clients that he has had direct or indirect contact with or any of our franchisees to cease doing business with us or to otherwise do business with him or any competing entity.

Mr. Metzger has also agreed not to (a) accept employment or perform services on behalf of himself or any individual or entity that directly competes with us for a period of three months after termination, or (b) accept employment as a senior executive officer or perform services that are similar to the services he performed for us on behalf of himself or any individual or entity that directly competes with us for a period of 12 months after termination. Except if we terminate Mr. Metzger for cause (as defined in the agreement), these restrictions are only enforceable to the extent we tender to Mr. Metzger payment at a rate equal to Mr. Metzger’s final base salary. Payment of the severance benefits described above would discharge this payment obligation. If severance benefits are not required to be paid, then we can tender this supplemental consideration at any point in the 12-month period immediately following termination.

Geoff Lewis

We entered into an employment agreement with Mr. Lewis on July 1, 2010. Mr. Lewis’s employment agreement provides for an initial term through July 1, 2011, but is automatically renewed for one year periods on each annual anniversary date of the agreement. Pursuant to his employment agreement, Mr. Lewis is entitled to an annual base salary which is reviewed annually, and is eligible to receive an annual performance-based bonus. Mr. Lewis’s current base salary under the employment agreement is $473,800. Additionally, the agreement provides that Mr. Lewis is eligible for tax adjustment “gross-up” payments in the event that Mr. Lewis becomes entitled to any amount that is determined to be subject to a tax penalty.

If Mr. Lewis’s employment is terminated (i) by us other than for cause, death or disability (each as defined in the agreement), or (ii) by Mr. Lewis for good reason (as defined in the agreement), he is entitled to severance benefits consisting of (a) all payments and benefits which have been earned but not yet provided, (b) payments equal to 12 months of base salary paid on our regular payroll schedule, (c) any declared bonus payment that has not yet been paid to be provided in a lump sum within 30 days of termination, and (d) continued standard employee benefits for 12 months, including but not limited to, life insurance, medical insurance and dental insurance.

Additionally, Mr. Lewis is entitled to a stay-on bonus in the event that he remains actively employed by us for a 12-month period immediately following the date of a change in control (as defined in the agreement). The stay-on bonus is to be determined in the successor’s discretion, but in no event will it be less than three months’ base salary as of the day before the change in control.

Mr. Lewis agreed that during his employment with us and the 12 months following the termination of his employment, he will not, directly or indirectly, on his own behalf or on behalf of others, solicit or recruit, or attempt to solicit or recruit, any person employed by us to end their employment, or to provide services to Mr. Lewis or to any other business that directly competes with us in the areas of franchising real estate brokerages, real estate brokerage, insurance brokerage or any other defined business in which we are engaged. Additionally, during this period, he has agreed not to directly or indirectly solicit any of our clients that he has had direct or indirect contact with or any of our franchisees to cease doing business with us or to otherwise do business with his or any directly competing entity.

Mr. Lewis has also agreed not to (a) accept employment or perform services on behalf of himself or any individual or entity that directly competes with us for a period of three months after termination, or (b) accept employment as a senior executive officer or perform services that are similar to the services he performed for us on behalf of himself or any individual or entity that directly competes with us for a period of 12 months after termination. Except if we terminate Mr. Lewis for cause (as defined in the agreement), these restrictions are only enforceable to the extent we tender to Mr. Lewis payment at a rate equal to Mr. Lewis’s final base salary. Payment of the severance benefits described above would discharge this payment obligation. If severance benefits are not required to be paid, then we can tender this supplemental consideration at any point in the 12-month period immediately following termination.

Equity Grants

In October 2013, in connection with our IPO, we granted restricted stock units to certain employees, including our named executive officers. The table below shows the restricted stock unit grants. The unvested restricted stock units vest in thirds on December 1 of 2014, 2015 and 2016.

Name	Vested Restricted Stock Units	Unvested Restricted Stock Units
David Liniger	—	—
Margaret M. Kelly	13,637	45,455
David M. Metzger	13,637	11,364
Geoffrey D. Lewis	22,728	6,819

Substitution of Options

Prior to our IPO, RMCO had issued to certain employees options to purchase units in RMCO. In connection with our IPO, we substituted options to purchase shares of Class A common stock of RE/MAX Holdings for the outstanding RMCO unit options. See “—Employee Benefit and Stock Plans—Substitution of RMCO Unit Options” below.

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding outstanding equity awards held by our named executive officers as of the end of fiscal year 2013.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
David Liniger	—	—	—	—	—
Margaret Kelly	525,000	3.60	11/15/2022	45,455	1,457,742
David Metzger	262,500	3.60	11/15/2022	11,364	364,443
Geoff Lewis	—	—	—	6,819	218,685

(1)	All numbers shown in this column represent restricted stock units that vest in thirds on December 1 of 2014, 2015 and 2016.
(2)	Value is calculated by multiplying the number of unvested restricted stock units by $32.07, which was the closing market price of our Class A common stock on December 31, 2013, the last day of the fiscal year.

Employee Benefit and Stock Plans

2013 Stock Incentive Plan

Prior to our IPO, our Board of Directors adopted the RE/MAX Holdings, Inc. 2013 Stock Incentive Plan (the “2013 Stock Incentive Plan”). The 2013 Stock Incentive Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to our employees and any parent and subsidiary employees, and for the grant shares of our Class A common stock, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalent rights, cash-based awards (including annual cash incentives and long-term cash incentives) and any combination thereof to our employees, directors and consultants and to employees, directors and consultants of any affiliated entity, including RMCO.

Share Reserve

We reserved for issuance under the 2013 Stock Incentive Plan shares of our Class A common stock equal to 2,365,793. This number includes 787,500 shares of our Class A common stock for issuance under the 2013 Stock Incentive Plan upon the exercise of vested stock options that we granted in substitution of options that were granted by RMCO prior to our IPO. These 787,500 shares will only be available for issuance pursuant to these substitute options. The 2013 Stock Incentive Plan provides for annual increases in the number of shares available for issuance thereunder on the first business day of each fiscal year, beginning with our fiscal year following the year of our IPO, equal to one percent of the number of shares of our common stock outstanding on the last day of our immediately preceding fiscal year, on a fully diluted basis; or a lower number of shares determined by the plan’s administrators. After giving effect to all outstanding awards, there were 1,642,282 shares available for issuance under the 2013 Stock Plan, as of March 19, 2014.

Administration

Our Board of Directors or a committee of our Board of Directors administers the 2013 Stock Incentive Plan and is referred to as the “administrator.” In the case of awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, to the extent required to so qualify, the committee will consist of two or more “outside directors” within the meaning of Section 162(m) of the Code. The administrator has the power to determine and interpret the terms and conditions of the awards, including the employees, directors and consultants who will receive awards, the exercise price, the number of shares subject to each such award, the vesting schedule and exercisability of the awards, the restrictions on transferability of awards and the form of consideration payable upon exercise. The administrator also has the authority to reduce the exercise prices of outstanding stock options and the base appreciation amount of any stock appreciation right if the exercise price or base appreciation amount exceeds the fair market value of the underlying shares, and to cancel such options and stock appreciation rights in exchange for new awards, in each case without stockholder approval.

Stock Options

The 2013 Stock Incentive Plan allows for the grant of incentive stock options that qualify under Section 422 of the Code only to our employees and employees of any parent or subsidiary of ours. Non-qualified stock options may be granted to our employees and directors and those of any affiliate of ours, including RMCO. The exercise price of all options granted under the 2013 Stock Incentive Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any employee who owns more than 10% of the voting power of all classes of our outstanding stock or any parent or subsidiary corporation as of the grant date, the term must not exceed five years, and the exercise price must equal at least 110% of the fair market value on the grant date. Not more than 1,500,000 shares may be issued pursuant to incentive stock options under the 2013 Stock Incentive Plan.

After the continuous service of an employee or director terminates, he or she may exercise his or her option, to the extent vested, for the period of time specified in the option agreement. However, an option may not be exercised later than the expiration of its term.

Stock Appreciation Rights

The 2013 Stock Incentive Plan allows for the grant of stock appreciation rights. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the date of grant and the exercise date. The administrator will determine the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof, except that the base appreciation amount used to determine the cash or shares to be issued pursuant to the exercise of a stock appreciation right will be no less than

100% of the fair market value per share on the date of grant. After the continuous service of an employee or director terminates, he or she may exercise his or her stock appreciation right, to the extent vested, only to the extent provided in the stock appreciation right agreement.

Restricted Stock Awards

The 2013 Stock Incentive Plan allows for the grant of restricted stock. Restricted stock awards are shares of our Class A common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee or director. The administrator may impose whatever conditions on vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units

The 2013 Stock Incentive Plan allows for the grant of restricted stock units. Restricted stock units are awards that will result in payment to a recipient at the end of a specified period only if the vesting criteria established by the administrator are achieved or the award otherwise vests. The administrator may impose whatever conditions to vesting, or restrictions and conditions to payment that it determines to be appropriate. The administrator may set restrictions based on the achievement of specific performance goals or on the continuation of service or employment. Payments of earned restricted stock units may be made, in the administrator’s discretion, in cash, with shares of our common stock or other securities, or a combination thereof.

Other Awards

The 2013 Stock Incentive Plan also allows for the grant of shares of our Class A common stock that may or may not be subject to restrictions and cash incentive awards based on terms determined in the discretion of the 2013 Stock Incentive Plan administrator. We anticipate granting our annual cash incentive awards to our executive officers under the 2013 Stock Incentive Plan. Prior to the first shareholder meeting at which directors are to be elected to our Board of Directors that occurs after the close of the third calendar year following the calendar year in which our IPO occurred, the maximum aggregate amount of cash that may be issued pursuant to awards under the plan, including annual cash incentive awards, to employees who would otherwise be covered by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) is $40,000,000. Section 162(m) generally applies to a public company’s chief executive officer and its three other most highly compensated executive officers, other than its chief financial officer.

Terms of Awards and Performance Goals

The 2013 Stock Incentive Plan administrator determines the provisions, terms, and conditions of each award including vesting schedules, forfeiture provisions, form of payment (cash, shares, or other consideration) upon settlement of the award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the administrator for any awards intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, will be one of, or combination of, the following: net earnings or net income (before or after taxes); agent count; franchise sales; earnings per share; revenue or sales (including net sales or revenue growth); net operating profit; return measures (including return on assets, net assets, capital, invested capital, equity, sales, or revenue); cash flow (including operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); earnings before or after taxes, interest, depreciation, and/or amortization; gross or operating margins; productivity ratios; share price (including growth measures and total stockholder return); expense targets; margins; operating efficiency; market share; working capital targets and change in working capital; economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of capital); or net operating income. The performance criteria established by the administrator for any awards not intended to be performance-based compensation may be based on any one of, or combination of, the foregoing or any other performance criteria established by the administrator. The performance criteria may be applicable to RE/MAX Holdings, affiliates and/or any individual business units of RE/MAX Holdings, or any affiliate and may be measured annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the administrator.

Transferability of Awards

The 2013 Stock Incentive Plan allows for the transfer of awards under the 2013 Stock Incentive Plan only (i) by will, (ii) by the laws of descent and distribution and (iii) for awards other than incentive stock options, to the extent authorized by the administrator. Only the recipient of an incentive stock option may exercise such award during his or her lifetime.

Certain Adjustments

In the event of certain changes in our capitalization, to prevent enlargement of the benefits or potential benefits available under the 2013 Stock Incentive Plan, the administrator will make adjustments to one or more of the number of shares that are covered by outstanding awards, the exercise or purchase price of outstanding awards, the numerical share limits contained in the 2013 Stock Incentive Plan, and any other terms that the administrator determines require adjustment. In the event of our complete liquidation or dissolution, all outstanding awards will terminate immediately upon the consummation of such transaction.

Corporate Transactions and Changes in Control

The 2013 Stock Incentive Plan provides that in the event of certain corporate transactions, as such terms are defined in the 2013 Stock Incentive Plan, the portion of each outstanding award that is neither continued by us or assumed by the successor entity or its parent will automatically terminate. In connection with a corporate transaction, the administrator has the authority to provide for the full or partial automatic vesting and exercisability of one or more outstanding unvested awards under the 2013 Stock Incentive Plan and the release from restrictions on transfer or forfeiture rights of such awards on such terms and conditions as the administrator may specify. In addition, any incentive stock option, as defined in the 2013 Stock Incentive Plan, accelerated in connection with a corporate transaction or change in control, will remain exercisable as an incentive stock option to the extent the dollar limitation under the Code is not exceeded, with any excess becoming a nonqualified stock option.

Plan Amendments and Termination

The 2013 Stock Incentive Plan will automatically terminate ten years following the date it becomes effective, unless we terminate it sooner. In addition, our Board of Directors has the authority to amend, suspend or terminate the 2013 Stock Incentive Plan provided such action does not impair the rights under any outstanding award.

Substitution of RMCO Unit Options

Prior to our IPO, RMCO had issued to its employees options to purchase common units of RMCO. In connection with our IPO, we issued stock options to holders of outstanding common unit options in substitution of the RMCO common unit options that were outstanding as of the date of the IPO. The outstanding RMCO common unit options were canceled. The total spread (the excess of the aggregate fair market value of the stock subject to the option over the aggregate option exercise price) of the stock option after substitution did not exceed the total spread of the common unit option that existed immediately prior to the substitution. On a share by share comparison, the ratio of the stock option exercise price to the fair market value of the shares subject to the stock option immediately after the substitution was not greater than the ratio of the common unit option exercise price to the fair market value of the common units subject to the option that existed immediately prior to the substitution. The substitution option contained all of the terms of the common unit option, except to the extent such terms were rendered inoperative by corporate transactions. The substituted stock options did not provide the option holder with any additional benefits that the option holder did not have with respect to the common unit options.

401(k) Plan

RE/MAX, LLC maintains a tax-qualified 401(k) retirement savings plan for participants who satisfy certain eligibility requirements, including requirements relating to age and length of service. The 401(k) plan participants, including certain of our named executive officers, may elect to defer up to 60% of their eligible regular compensation and 100% of bonuses, subject to applicable annual limits set pursuant to the Code. RE/MAX, LLC may make discretionary matching and profit sharing contributions on behalf of plan participants. Plan participants may elect to invest their contributions in various established funds. All amounts contributed to the plan and earnings on these contributions are fully vested at all times.

DIRECTOR COMPENSATION

The following table shows compensation for fiscal year 2013, including compensation paid to our Board members for their service on RMCO’s Board of Managers prior to the formation of RE/MAX Holdings.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
Gilbert L. (Chip) Baird III	61,250	50,006	—		111,256
Scott M. Bell(2)	—	—	—		—
Richard O. Covey	63,750	50,006	—		113,756
Kathleen J. Cunningham	67,500	50,006	—		117,506
Roger J. Dow	63,125	50,006	—		113,131
David L. Ferguson	61,250	50,006	—		111,256
Ronald E. Harrison	64,375	50,006	—		114,381
Daryl L. Jesperson.	62,500	50,006	—		112,506
Margaret M. Kelly(3)	—	—	—		—
David L. Liniger(3)	—	—	—		—
Gail A. Liniger	—	—	678,461	(4)	678,461
Daniel J. Predovich	63,125	50,006	—		113,131
Vincent J. Tracey(3)	—	—	—		—

(1)	Reflects the grant date fair value of the grants of restricted stock units during 2013, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”). See Note 12 to our audited consolidated financial statements in our Annual Report.
(2)	Mr. Bell did not receive compensation in the year ended December 31, 2013 pursuant to the terms of the RMCO limited liability company agreement that was in effect before our IPO. Mr. Bell resigned from our Board of Directors following our IPO.
(3)	Mr. Liniger, Ms. Kelly and Mr. Tracey receive compensation for their services as executive officers. The compensation for Mr. Liniger and Ms. Kelly is reported in “Executive Compensation—Summary Compensation Table.” Since our IPO, Mr. Liniger has not received a salary as an executive officer. Mr. Liniger, Ms. Kelly and Mr. Tracey do not receive additional compensation for services provided as members of our Board of Directors.
(4)	Reflects compensation paid to Mrs. Liniger for her services as an employee. Since our IPO, Mrs. Liniger has not received a salary as an employee. Mrs. Liniger does not receive compensation for her services as a director.

All directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with meetings of our Board of Directors.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Class A common stock and Class B common stock by (i) each of our directors, (ii) each of our named executive officers, (iii) our directors and executive officers as a group and (iv) each person known to us to beneficially own more than 5% of our voting securities. For our directors and officers, the information is as of March 19, 2014. For stockholders who own more than 5% of our Class A common stock, the information is as of the most recent form 13G filed by each such stockholder with the SEC. Unless otherwise noted, the address of each stockholder is c/o RE/MAX Holdings, 5075 S. Syracuse St., Denver, CO 80237.

We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options or conversion rights held by the respective person or group that may be exercised or converted within 60 days after March 19, 2014. For purposes of calculating each person or group’s percentage ownership, stock options exercisable within 60 days after March 19, 2014 are considered outstanding for such person or group but not for other persons or groups.

Pursuant to RMCO’s Fourth Amended and Restated Operating Agreement, common units in RMCO are redeemable at the unitholders’ election for, at our option, shares of Class A common stock of RE/MAX Holdings on a one-for-one basis (subject to customary adjustments, including conversion rate adjustments, underwriting discounts, commissions and adjustments for stock splits, stock dividends and reclassifications) or a cash payment equal to the market price of one share of our Class A common stock for each common unit redeemed. Beneficial ownership of common units reflected in the following table has not been also reflected as beneficial ownership of shares of our Class A common stock for which such units may be redeemed.

	Class A		RMCO Common Units		Class B (1)		Combined Voting Power of Class A and Class B
Directors and Named Executive Officers	Number	Percentage	Number	Percentage	Number	Percentage	Percentage
David Liniger (2)	—	*	17,734,600	60.44%	1	100.00%	75.34%
Gail Liniger (2)	—	*	17,734,600	60.44%	1	100.00%	75.34%
Margaret M. Kelly (3)	538,637	4.44%	—	*	—	*	1.13%
Vincent Tracey (4)	14,546	*	—	*	—	*	*
David M. Metzger (5)	276,137	2.33%	—	*	—	*	*
Geoff Lewis (6)	30,228	*	—	*	—	*	*
Gilbert Baird III	—	*	—	*	—	*	*
Richard Covey	5,000	*	—	*	—	*	*
Kathleen Cunningham	7,500	*	—	*	—	*	*
Roger Dow	5,000	*	—	*	—	*	*
David Ferguson	—	*	—	*	—	*	*
Ronald Harrison	6,000	*	—	*	—	*	*
Daryl Jesperson.	5,000	*	—	*	—	*	*
Dan Predovich	2,500	*	—	*	—	*	*
Directors and executive officers as a group (15 persons) (7)	899,094	7.49%	17,734,600	60.44%	1	100.00%	77.25%
5% Stockholders
RIHI (8)	—	*	17,734,600	60.44%	1	100.00%	75.34%
Putnam Investments, LLC (9)	2,020,404	17.41%	—	*	—	*	4.29%
JP Morgan Chase & Co.(10)	1,222,261	10.53%	—	*	—	*	2.60%
Roystone Capital Management LP (11)	1,031,000	8.88%	—	*	—	*	2.19%
OZ Management LP (12)	972,592	8.38%	—	*	—	*	2.07%
T. Rowe Price Associates, Inc. (13)	748,295	6.45%	—	*	—	*	1.59%
Burgundy Asset Management Ltd. (14)	699,284	6.02%	—	*	—	*	1.49%

*	Less than 1%

(1)	Holders of Class B common stock are entitled to, without regard to the number of shares of Class B common stock held, a number of votes on matters presented to stockholders of RE/MAX Holdings that is equal to two times the aggregate number of common units of RMCO that such stockholder holds.
(2)	Includes common units in RMCO held by RIHI which may be redeemed at RIHI’s election for, at our option, shares of Class A common stock of RE/MAX Holdings on a one-for-one basis (subject to customary adjustments, including conversion rate adjustments, underwriting discounts, commissions and adjustments for stock splits, stock dividends and reclassifications) or cash. Mr. and Mrs. Liniger have dispositive, voting and investment control over such common units in RMCO.
(3)	Includes 525,000 shares issuable upon exercise of options which are currently vested and 13,637 vested restricted stock units.
(4)	Includes 4,546 vested restricted stock units.
(5)	Includes 262,500 shares issuable upon exercise of options which are currently vested and 13,637 vested restricted stock units.
(6)	Includes 22,728 vested restricted stock units.
(7)	Includes 4,456 vested restricted stock units held by our non-named executive officer.
(8)	Includes common units in RMCO which may be redeemed at RIHI’s election for, at our option, shares of Class A common stock of RE/MAX Holdings on a one-for-one basis (subject to customary adjustments, including conversion rate adjustments, underwriting discounts, commissions and adjustments for stock splits, stock dividends and reclassifications) or cash. RIHI is majority owned and controlled by David Liniger, our Chairman and Co-Founder and Gail Liniger, our Vice Chair and Co-Founder. As such, Mr. and Mrs. Liniger have dispositive, voting and investment control over the common units held by RIHI. Margaret Kelly, our Chief Executive Officer and a director, Vincent Tracey, our President and a director and Daryl Jesperson, a director, hold minority ownership interests in RIHI.
(9)	Based solely on a Schedule 13G/A jointly filed on February 14, 2014 by Putnam Investments, LLC, d/b/a Putnam Investments (“PI”), Putnam Investment Management, LLC (“PIM”) and The Putnam Advisory Company, LLC (“PAC”). PI reported sole voting power with respect to 219,894 shares and sole dispositive power with respect to 2,020,404 shares. PIM reported sole voting power with respect to 52,031 shares and sole dispositive power with respect to 1,799,082 shares. PAC reported sole voting power with respect to 167,253 shares and sole dispositive power with respect to 221,322 shares. PI is the owner of PIM and PAC, both of which are registered investment advisers. PI states that it does not have any power to vote or dispose of, or direct the voting or disposition of, any of the securities covered by the Schedule 13G/A. The address for each of PI, PIM and PAC is One Post Office Square, Boston, MA 02109.
(10)	Based solely on a Schedule 13G filed on January 8, 2014 by JP Morgan Chase & Co. (“JPM”). JPM reported sole voting power with respect to 1,161,490 shares and sole dispositive power with respect to 1,222,261 shares. JPM’s address is 270 Park Ave., New York, NY 10017.
(11)	Based solely on a Schedule 13G/A jointly filed on February 14, 2014 by Roystone Capital Management LP (“RCMLP”), Roystone Capital Master Fund Ltd. (“RCMF”) and Rich Barrera. 1,031,000 shares are owned, in the aggregate, by various investment vehicles managed by RCMLP, of which 833,700 are owned by RCMF. Mr. Barrera, managing member of RCMLP, has voting or dispositive power of all shares owned by RCMLP and is deemed to have beneficial ownership of such shares. Each of RCMLP, RCMF and Mr. Barrera disclaims ownership of these shares, except to the extent of their pecuniary interest. The address for RCMLP and Mr. Barrera is 767 3rd Ave., 6th Floor, New York, NY 10017. The address for RCMF is c/o Northern Trust Global Fund Services Cayman Limited, 94 Solaris Bay P.O. Box 1348, Grand Cayman KY1-1108, Cayman Islands.
(12)

Based solely on a Schedule 13G/A jointly filed on February 14, 2014 by OZ Management LP (“OZ”), Och-Ziff Holding Corporation (“OZHC”), Och-Ziff Capital Management Group LLC (“OZM”), Daniel S. Och and OZ Master Fund, Ltd. (“OZMD”). OZ, OZHC, OZM and Mr. Och reported shared voting and dispositive power with respect to 972,592 shares. OZMD reported shared voting and dispositive power with respect to 850,000 shares. OZ is the principal investment manager to a number of investment funds and discretionary accounts, including OZMD, and may be deemed the beneficial owner of shares held in such accounts. OZHC is the general partner of OZ and may be deemed to be the beneficial owner of the shares reported in the Schedule 13G/A. OZM is the sole shareholder of OZHC and may be deemed the beneficial owner of the shares reported in the Schedule 13G/A. Mr. Och is the chief executive officer of OZHC and the chief executive officer and executive managing director of OZM and therefore may be deemed to the beneficial owner of the shares reported in the Schedule 13G/A. Each of OZ, OZHC, OZM, OZMD and Mr. Och disclaims beneficial ownership the shares reported on the Form 13G/A. The address of OZ, OZHC, OZM and Mr. Och is 9 W. 57th St., 39th Floor, New York, NY 10019. The address of OZMD is c/o Goldman Sachs (Cayman) Trust, Limited, P.O. Box 896, Suite 3307, Gardenia Court, 45 Market Street, Camana Bay, Grand Cayman, Cayman Islands.
(13)	Based solely on a Schedule 13G filed on February 13, 2014 by T. Rowe Price Associates, Inc. (“TRP”). TRP reported sole voting power with respect to 82,400 shares and sole dispositive power with respect to 748,295 shares. TRP denies beneficial ownership of the securities reported on the Schedule 13G. TRP’s address is 100 E. Pratt St., Baltimore, MD 21202.
(14)	Based solely on a Schedule 13G filed on February 3, 2014 by Burgundy Asset Management Ltd. (“Burgundy”). Burgundy reported sole voting power with respect to 472,137 shares and sole dispositive power with respect to 699,284 shares. Burgundy’s address is 181 Bay St., Suite 4510, Toronto, Ontario M5J 2T3, Canada.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who beneficially own more than 10% of the Company’s common stock, to file reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file. We assist our directors and officers with their Section 16(a) filings. Based solely on a review of reports filed with the SEC and written representations from directors and executive officers, we believe that all required reports under Section 16(a) were timely filed during 2013.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below the transactions and series of similar transactions, during 2013, to which we were a participant or will be a participant, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, holders of more than 5% of our capital stock (which we refer to as 5% stockholders) or any member of their immediate family had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described where required under the section titled “Executive Compensation.”

Transactions with Weston Presidio and RIHI, RMCO’s Historical Owners

In connection with our IPO, RE/MAX Holdings purchased common units in RMCO. RMCO used a portion of the proceeds it received from RE/MAX Holdings to first redeem the preferred membership interest in RMCO held by Weston Presidio and to satisfy a liquidation preference of approximately $49.9 million associated with those preferred units. Following RMCO’s redemption of all of the preferred units in RMCO held by Weston Presidio, RMCO used approximately $147.8 million of the proceeds it received from RE/MAX Holdings to redeem common units of RMCO held by Weston Presidio and RIHI. RIHI is majority owned and controlled by David Liniger, our Chairman and Co-Founder, and Gail Liniger, our Vice Chair and Co-Founder. Margaret Kelly, our Chief Executive Officer and a director, Vincent Tracey, our President and a director, and Daryl Jesperson, a director, hold minority ownership interests in RIHI.

Managed Regions

Prior to October 7, 2013, we managed two regional franchisees, Tails and HBN. David Liniger, our Chairman and Co-Founder, Gail Liniger, our Vice Chair and Co-Founder, Margaret Kelly, our Chief Executive Officer and a director, Vincent Tracey, our President and director, and Daryl Jesperson, a director, collectively were beneficial owners of more than 10% of the voting securities of each of Tails and HBN; as such, prior to October 7, 2013, Tails and HBN were related parties to RE/MAX Holdings. The business assets of HBN and Tails were acquired by RE/MAX Holdings on October 7, 2013.

Our regional franchise agreement with Tails covered Virginia, West Virginia, Maryland and the District of Columbia, and our regional franchise agreement with HBN covered Arizona, Nevada and New Mexico. Under these regional agreements, Tails and HBN each paid monthly franchise fees to us in amounts equal to 30% of continuing franchise fees, broker fees, franchise sales and other revenue from brokerage offices the respective region received or $30 per agent, whichever was greater. Additionally, we had a management agreement with both Tails and HBN under which we undertook to operate and develop the franchise network in the region in exchange for reimbursement of all direct costs and allocated overhead expenses that we incurred under the agreement. During the year ended December 31, 2013, we received approximately $0.9 million in revenue from HBN, and approximately $1.7 million in revenue from Tails, each as related to franchise fees under the regional agreements.

Additionally, our owned real estate brokerage operations in the Washington, DC area paid to Tails continuing franchise fees, broker fees and franchise fees on initial sales and renewals of franchisees (as did all other RE/MAX franchisees covered by the Tails regional franchise). During the year ended December 31, 2013, the real estate brokerage operations expensed approximately $0.2 million in fees to Tails. Our owned real estate brokerage operations in the Washington DC area also recorded a payable to Tails and its affiliated regional advertising fund, which, for the year ended December 31, 2013, was approximately $0.9 million.

Furthermore, in July 2012, we entered into a guarantee of performance by Tails of all of the obligations under the franchise registration in the Commonwealth of Virginia, and all of the preopening obligations under the franchise agreements executed between July 23, 2012 and such time that this guarantee is no longer required by the Commonwealth of Virginia. As of the date of this proxy statement, we have not incurred any payments under this guarantee.

Managed Region Acquisitions

On October 7, 2013 we reacquired the regional RE/MAX franchise rights in two regions in the U.S. which we refer to as the Southwest Region (consisting of the States of Arizona, New Mexico and Nevada) and the Central Atlantic Region (consisting of the States of Maryland, West Virginia and Virginia and the District of Columbia). Pursuant to these agreements, we acquired the business assets of Tails in the Central Atlantic Region for aggregate consideration of approximately $20.2 million and the business assets of HBN in the Southwest Region for aggregate consideration of approximately $7.1 million. We used approximately $27.3 million of the proceeds of our IPO to fund the aggregate consideration that was required to acquire the business assets of HBN and Tails. We contributed such assets to RMCO in exchange for a number of newly issued common units of RMCO worth approximately $27.3 million, at a price per common unit equal to the IPO price per share of our Class A common stock, less underwriting discounts.

Certain of our directors and executive officers and their family members, including David Liniger, Gail Liniger, Margaret Kelly, Vincent Tracey and Daryl Jesperson, owned shares of HBN and Tails. In connection with these acquisitions, David and Gail Liniger together received approximately $8.9 million in aggregate acquisition proceeds and Margaret Kelly, Vincent Tracey and Daryl Jesperson received approximately $0.5 million, $0.6 million and $5.3 million, respectively, in aggregate acquisition proceeds.

Financial Advisor

We engaged Perella Weinberg, a FINRA member, to serve as our financial advisor in connection with our IPO. We paid Perella Weinberg aggregate fees in connection with this service of approximately $900,000, consisting of retainer fees of $25,000 per month (or approximately $200,000 in the aggregate). We also paid a $700,000 completion fee upon the closing of our IPO, which was reimbursed entirely by the IPO underwriters. In addition, pursuant to our engagement letter with Perella Weinberg, we paid a discretionary bonus upon the completion of the IPO of 0.25% of the gross proceeds from the IPO, or $632,500. We also reimbursed Perella Weinberg $25,000 for certain expenses incurred in connection with the engagement.

Chip Baird and David Ferguson, partners at an affiliate of Perella Weinberg, have served as members of our Board of Directors since July 2013. They previously served on the Board of Managers of RMCO from April 2010 until the IPO. The engagement of Perella Weinberg as our financial advisor was approved by the independent members of RMCO’s Board of Managers after full disclosure of the affiliation of Messrs. Baird and Ferguson with respect to the transaction. Messrs. Baird and Ferguson did not participate in the approval process. We have been advised by Messrs. Baird and Ferguson that they did not receive any special compensation from Perella Weinberg based on its participation in our IPO.

Registration Rights Agreement

We entered into a registration rights agreement with RIHI in connection with our IPO. The registration rights agreement provides RIHI certain registration rights whereby, at any time following our IPO and the expiration of any related lock-up period, it can require us to register under the Securities Act shares owned by it and not sold in our IPO. The registration rights agreement also provides for piggyback registration rights for all stockholders that are parties to the agreement.

Tax Receivable Agreements

In connection with our IPO, we entered into certain transactions which are expected to have the effect of reducing the amounts that we would otherwise pay in the future to various tax authorities as a result of increasing our share of tax basis in RMCO’s tangible and intangible assets. In connection with these transactions, we entered into a separate tax receivable agreement with each of RMCO’s historical owners, Weston Presidio and RIHI. These agreements provide for the payment by us to RMCO’s historical owners of 85% of the amount of cash savings, if any, in U.S. federal, state, and local income tax or franchise tax that we actually realize, or in some circumstances are deemed to realize, as a result of an expected increase in our share of tax basis in RMCO’s tangible and intangible assets, including increases attributable to payments made under the tax receivable agreements, and deductions attributable to imputed and actual interest that accrues in respect of such payments. These tax benefit payments are not necessarily conditioned upon one or more of the historical owners maintaining a continued ownership interest in either RMCO or RE/MAX Holdings. We expect to benefit from the remaining 15% of cash savings, if any, that we may actually realize. The substantive provisions of the separate tax receivable agreements that we have entered into with each of RMCO’s historical owners are substantially identical.

For purposes of the tax receivable agreements, cash savings in income and franchise tax are computed by comparing our actual income and franchise tax liability to the amount of such taxes that we would have been required to pay had there been no increase in our share of tax basis in RMCO’s tangible and intangible assets and had the tax receivable agreements not been entered into. The tax receivable agreements will generally apply to each of our taxable years, beginning with the first taxable year ending after the consummation of the IPO. There is no maximum term for the tax receivable agreements; however, the tax receivable agreements may be terminated by us pursuant to an early termination procedure that requires us to pay the historical owners an agreed upon amount equal to the estimated present value of the remaining payments to be made under the agreement.

Although the actual timing and amount of any payments that may be made under the tax receivable agreements will vary depending upon a number of facts and circumstances that are beyond our control (including the timing and amount of any redemption of common units by RIHI, the trading price of our shares of Class A common stock at the time of any such redemptions, and the amount and timing of our taxable income and the applicable tax rate), we expect that the payments that we may be required to make to RMCO’s historical owners could be substantial. Any payments made by us to RMCO’s historical owners under the tax receivable agreements will generally reduce the amount of overall cash flow that might have otherwise been available to us or to RMCO and, to the extent that we are unable to make payments under the tax receivable agreements for any reason, the unpaid amounts will be deferred and will accrue interest until paid by us.

The tax receivable agreements provide that if certain mergers, asset sales, other forms of business combination, or other changes of control were to occur, or that if, at any time, we elect an early termination of the tax receivable agreements, then our obligations, or our successor’s obligations, under the tax receivable agreements would be based on certain assumptions, including an assumption that we would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the tax receivable agreements.

As a result, (i) we could be required to make cash payments to RMCO’s historical owners that are greater than the specified percentage of the actual benefits we ultimately realize in respect of the tax benefits that are subject to the tax receivable agreements, and (ii) if we elect to terminate the tax receivable agreements early, we would be required to make an immediate cash payment equal to the present value of the anticipated future tax benefits that are the subject of the tax receivable agreements, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits.

The tax receivable agreements provide that we may, at our option, make one or more estimated payments to RMCO’s historical owners in respect of any anticipated payments required under the tax receivable agreements. Any estimated payments made under the terms of the tax receivable agreements are subject to adjustment pending a final determination of the actual payments required under the tax receivable agreements.

We will also not be reimbursed for any cash payments previously made to RMCO’s historical owners pursuant to the tax receivable agreements if any tax benefits initially claimed by us are subsequently challenged by a taxing authority and are ultimately disallowed. Instead, any excess cash payments made by us to a historical owner will be netted against any future cash payments that we might otherwise be required to make under the terms of the tax receivable agreements. However, we might not determine that we have effectively made an excess cash payment to RMCO’s historical owners for a number of years following the initial time of such payment. As a result, it is possible that we could make cash payments under the tax receivable agreements that are substantially greater than our actual cash tax savings. Although we are not currently aware of any reason why any tax basis increases or other tax benefits would be challenged by a taxing authority, if we determine that any tax basis increases or other tax benefits may be subjected to a reasonable challenge or are being challenged by a taxing authority, we may withhold some or all of the payments otherwise due to RMCO’s historical owners under the tax receivable agreements in an interest-bearing escrow account until such a challenge is no longer possible or is otherwise resolved.

We will have full responsibility for, and sole discretion over, all RE/MAX Holdings tax matters, including the filing and amendment of all tax returns and claims for refund and defense of all tax contests, subject to certain participation rights held by RMCO’s historical owners.

Payments are generally due under the tax receivable agreements within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points from the due date (without extensions) of such tax return. Any late payments that may be made under the tax receivable agreements will continue to accrue interest at LIBOR plus 300 basis points until such payments are made, including any late payments that we may subsequently make because we did not have enough available cash to satisfy our payment obligations at the time at which they originally arose.

As of December 31, 2013, no amounts had been paid pursuant to the tax receivable agreements.

RMCO Operating Agreement

In connection with our IPO, RE/MAX Holdings, RIHI and RMCO entered into RMCO’s fourth amended and restated limited liability company agreement (the “RMCO Agreement”).

Appointment as Manager. Under the restated RMCO Agreement, we are a member and the sole manager of RMCO. As the sole manager, we control all of the day-to-day business affairs and decision-making of RMCO without the approval of any other member. As such, we, through our officers and directors, are responsible for all operational and administrative decisions of RMCO and the day-to-day management of RMCO’s business. Pursuant to the terms of the RMCO Agreement, we also cannot, under any circumstances, be removed as the sole manager of RMCO. Except as necessary to avoid being classified as an investment company or with the approval of RIHI, as long as we are the sole manager of RMCO, our business is limited to owning and dealing with our common units of RMCO, managing the business of RMCO, and fulfilling our obligations under the Exchange Act and activities incidental to the foregoing.

Compensation. We are not entitled to compensation for our services as manager except as provided in the management services agreement described below under “—Management Services Agreement,” or as otherwise approved by a vote of the members holding a majority of the outstanding common units. We are entitled to reimbursement by RMCO pursuant to the Management Services Agreement for our reasonable out-of-pocket expenses incurred on its behalf.

Distributions. The RMCO Agreement requires “tax distributions” to be made by RMCO to its members, as that term is defined in the agreement. Tax distributions will be made pro rata on a quarterly basis to each member of RMCO, including us, such that each member will receive a tax distribution that is proportionate to its percentage interest in RMCO (based on the number of common units in RMCO that it holds relative to the total number of outstanding common units of RMCO) and that is sufficient to satisfy its tax liability based on such member’s allocable share of the taxable income of RMCO and an assumed tax rate that will be determined by us. For this purpose, the taxable income of RMCO, and RE/MAX Holdings’ allocable share of such taxable income, shall be determined without regard to any current or future amortization deductions attributable to (i) tax basis adjustments that RE/MAX Holdings may receive under Section 743(b) of the Code and (ii) RE/MAX Holdings’ proportionate share of RMCO’s existing tax basis in previously acquired assets that result, in each case, from RE/MAX Holdings’ deemed or actual purchase of an equity interest in RMCO from our historical owners (as described above under “—Tax Receivable Agreements”). The assumed tax rate that we expect to use for purposes of determining tax distributions from RMCO to its members will approximate our reasonable estimate of the highest combined federal, state (based on the highest individual tax rate in the state of Colorado), and local tax rate that may potentially apply to any one of RMCO’s members, regardless of the actual final tax liability of any such member. Tax distributions will also be made only to the extent all distributions from RMCO for the relevant period were otherwise insufficient to enable each member to cover its tax liabilities as calculated in the manner described above. The RMCO Agreement also allows for distributions to be made by RMCO to its members out of “distributable cash,” as that term is defined in the agreement. We expect that distributions out of distributable cash will be made pro rata on a quarterly basis to the extent necessary to enable RE/MAX Holdings to cover its operating expenses and other obligations, including any obligations that RE/MAX Holdings may have under the tax receivable agreements that it entered into with RMCO’s historical owners (as described above under “—Tax Receivable Agreements”), and to make anticipated dividend payments to the holders of its Class A common stock.

Transfer Restrictions. The RMCO Agreement generally restricts transfers of common units of RMCO, subject to limited exceptions. Any transferee of common units must assume, by operation of law or written agreement, all of the obligations of a transferring member with respect to the transferred units, even if the transferee is not admitted as a member of RMCO. Additionally, in the event that any common units of RMCO are validly transferred in accordance with the terms of the RMCO Agreement, the voting rights of the corresponding shares of Class B common stock to be transferred shall be reduced to one times the aggregate number of RMCO common units held by such transferee, unless the transferee is David Liniger.

Common Unit Redemption Right. The RMCO Agreement provides a redemption right to RIHI which entitles RIHI to have its common units of RMCO redeemed for our shares of Class A common stock on a one-for-one basis (subject to customary adjustments, including conversion rate adjustments, underwriting discounts, commissions and adjustments for stock splits, stock dividends, and reclassifications), or at our option, a cash payment equal to the market price of one share of our common stock. If we decide to make a cash payment, RIHI has the option to rescind its redemption request within a specified time period. If we decide to make a cash payment and RIHI has not rescinded, we are obligated to sell to a third party a number of shares of our Class A common stock equal to the number of redeemed common units, so as to ensure that the number of common units in RMCO that we own will equal the number of our outstanding shares of Class A common stock. Upon the exercise of its redemption right, RIHI will surrender common units to RMCO for cancellation. Pursuant to our amended and restated certificate of incorporation, we will then contribute cash or shares of our Class A common stock to RMCO in exchange for an amount of newly issued common units in RMCO equal to the number of common units redeemed by RIHI. RMCO will then distribute the cash or shares of our Class A common stock to RIHI to complete the redemption. In connection with RIHI’s exercise of its redemption right, RE/MAX Holdings may also, in its sole discretion, elect to acquire RIHI’s common units in RMCO from RIHI. In the event of such an election, and as an alternative to RIHI engaging in a redemption transaction with RMCO, RE/MAX Holdings would instead directly acquire RIHI’s RMCO common units on the same terms as if RIHI had engaged in a redemption transaction with RMCO as previously described above.

Issuance of Common Units Upon Exercise of Options or Issuance of Other Equity Compensation. Upon the exercise of options we have issued or the issuance of other types of equity compensation (such as the issuance of restricted or non-restricted stock, payment of bonuses in stock or settlement of stock appreciation rights in stock), we will have the right to acquire from RMCO a number of common units equal to the number of our shares of Class A common stock being issued in connection with the exercise of options or issuance of other types of equity compensation. We will contribute to RMCO the amount of any consideration we receive for the exercise of options or for shares issued pursuant to other types of equity compensation.

Dissolution. The RMCO Agreement provides that the unanimous consent of all members holding common units will be required to voluntarily dissolve RMCO. In addition to a voluntary dissolution, RMCO will be dissolved upon the entry of a decree of judicial dissolution in accordance with Delaware law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (i) first, to pay the expenses of winding up RMCO; (ii) second, to pay debts and liabilities owed to creditors of RMCO; and (iii) third, to the members pro-rata in accordance with their respective percentage ownership interests in RMCO (as determined based on the number of common units held by a member relative to the aggregate number of all outstanding common units).

Confidentiality. Each member agrees to maintain the confidentiality of RMCO’s intellectual property and other confidential information.

Indemnification. The RMCO Agreement provides for indemnification of the manager, members and officers of RMCO and their respective subsidiaries or affiliates.

Management Services Agreement

In connection with our IPO, we entered into a management services agreement with RMCO pursuant to which we provide certain specific management services to RMCO. In exchange for the services we provide, RMCO reimburses us for compensation and other expenses of our officers and employees and for certain out-of-pocket costs. RMCO also provides administrative and support services to us, such as office facilities, equipment, supplies, payroll and accounting and financial reporting. The management services agreement also provides that our employees may participate in RMCO’s benefit plans, and that RMCO employees may participate in our 2013 Stock Incentive Plan. RMCO will indemnify us for any losses arising from our performance under the management services agreement, except that we will indemnify RMCO for any losses caused by our willful misconduct or gross negligence.

Equity Grants in Conjunction with our IPO

In connection with our IPO, all outstanding options to purchase common units in RMCO were substituted with options to purchase shares of RE/MAX Holdings Inc. These options were granted under the 2013 Stock Incentive Plan pursuant to option substitution agreements. See “Executive Compensation—Substitution of Options” for additional information. In addition, under our 2013 Stock Incentive Plan, we granted vested restricted stock units with respect to 107,971 shares of our Class A common stock and unvested restricted stock units with respect to 133,883 shares of our Class A common stock to our employees, including our named executive officers, and directors in connection with our IPO.

Executive Compensation and Employment Arrangements

Please see “Executive Compensation” for information on compensation arrangements with our executive officers and agreements with our executive officers containing compensation and termination provisions, among others.

Director and Officer Indemnification and Insurance

We have entered into indemnification agreements with certain of our directors and executive officers, and purchased directors’ and officers’ liability insurance. The indemnification agreements and our amended and restated certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Policies and Procedures Regarding Related Party Transactions

We have adopted a written policy with respect to related party transactions. Under this policy, a “Related Party Transaction” is any financial transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which we are or any of our subsidiaries is a participant and in which a Related Party has or will have a direct or indirect interest, other than any transactions, arrangements or relationships in which the aggregate amount involved will not or may not be expected to exceed $120,000 in any calendar year, subject to certain exceptions. A “Related Party” is any of our executive officers, directors or director nominees, any stockholder directly or indirectly beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, or any immediate family member of any of the foregoing persons.

Pursuant to our related person transaction policies and procedures, any Related Party Transaction must be reviewed by the Audit Committee. In connection with its review of a Related Party Transaction, the Audit Committee may take into account, among other factors it deems appropriate, whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the Related Party Transaction. Management shall present to the Audit Committee the following information, to the extent relevant, with respect to actual or potential Related Party Transactions:

•	A general description of the transaction(s), including the material terms and conditions;

•	The name of the related party and the basis on which such person or entity is a related party;

•	The related party’s interest in the transaction(s), including the related party’s position or relationship with, or ownership of, any entity that is a party to or has an interest in the transaction(s);

•	The approximate dollar value of the transaction(s), and the approximate dollar value of the related party’s interest in the transaction(s) without regard to amount of profit or loss;

•	In the case of a lease or other transaction providing for periodic payments or installments, the aggregate amount of all periodic payments or installments expected to be made;

•	In the case of indebtedness, the aggregate amount of principal to be outstanding and the rate or amount of interest to be payable on such indebtedness; and

•	Any other material information regarding the transaction(s) or the related party’s interest in the transaction(s).

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITOR

Our Audit Committee has appointed KPMG as our independent auditor for the fiscal year ending December 31, 2014. Although stockholder ratification of the appointment of KPMG is not required by law, we are submitting the appointment to our stockholders for ratification as a matter of good corporate governance. The ratification of the appointment of KPMG requires the affirmative vote of a majority of the votes cast at the Annual Meeting. If stockholders do not ratify the appointment of KPMG, the Audit Committee will reconsider the appointment. Even if stockholders ratify the appointment of KPMG, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of KPMG are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board of Directors recommends that you vote FOR the ratification of KPMG as our independent auditor for the fiscal year ending December 31, 2014.

KPMG Fees

The following table presents aggregate fees billed to the Company for services rendered by KPMG during the fiscal years ended December 31, 2013 and December 31, 2012.

	2013	2012
Audit fees (1)	$2,814,542	$1,239,639
Audit-related fees (2)	1,286,997	226,766
Tax fees (3)	1,787,950	380,663
All other fees	—	—

Total	$5,889,489	$1,847,068

(1)	Audit fees include fees for the audit of our 2013 and 2012 consolidated financial statements, audits required by debt agreements, fees billed in the respective periods for professional consultations with respect to accounting issues, and issuance of consents required by statute or regulation and similar matters. Audit fees incurred in 2013 include fees of $1,412,699 related to services performed in connection with our IPO, including comfort letters, consents and review of documents filed with the SEC.
(2)	Audit-related fees in 2013 include fees billed for other services performed in preparation for our IPO. Audit related fees in 2012 consist of due diligence related to potential business acquisitions.
(3)	Tax fees include fees billed in the respective periods for tax compliance and consultations regarding the tax implications of certain transactions, including $1,432,067 in 2013 directly related to our IPO.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2013. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Audit Committee makes the following report to the Board of Directors:

The Audit Committee consists of the following members of the Board: Kathleen Cunningham (Chair), Roger Dow, Ronald Harrison, and Daniel Predovich. Each of the members is financially literate as defined under the applicable NYSE rules.

The Audit Committee is responsible primarily for assisting the Board in fulfilling its oversight responsibility of reviewing the financial information that will be provided to stockholders and others, appointing the independent registered public accounting firm, reviewing the services performed by the Company’s independent registered public accounting firm and internal audit department, evaluating the Company’s accounting policies, reviewing the integrity of the Company’s financial reporting process and the Company’s internal control structure that management and the Board have established, and reviewing significant financial transactions. Management of the Company is responsible for the preparation and presentation of the Company’s financial statements, the effectiveness of internal control over financial reporting, and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, KPMG, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements or disclosures.

In fulfilling its responsibility of appointment, compensation, and oversight of the services performed by the Company’s independent registered public accounting firm, the Audit Committee carefully reviews the responsibilities and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, overall audit strategy and timing, the significant risks identified by the independent registered public accounting firm, audit fees, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit related services.

The Audit Committee has established an auditor independence policy. This policy mandates that the Audit Committee approve the audit and non-audit services and related budget in advance, unless pre-approval is waived pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X. This policy also mandates that the Company may not enter into auditor engagements for non-audit services without the Audit Committee’s express approval. Since our IPO, all services performed by KPMG have been pre-approved by the Audit Committee.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2013 with the Company’s management and KPMG. The Audit Committee has also discussed with KPMG the matters required to be discussed by Auditing Standard No. 16, as amended “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee also has received and reviewed the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence from the Company. The Audit Committee has also considered whether the KPMG’s performance of non-audit services is compatible with maintaining KPMG’s independence and believes that the services provided by KPMG for the fiscal years 2013 and 2012 were compatible with, and did not impair, KPMG’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the financial statements referred to above be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Audit Committee

Kathleen J. Cunningham (Chair)

Roger J. Dow

Ronald E. Harrison

Daniel J. Predovich

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the 2015 Annual Meeting of Stockholders (the “2015 Meeting”), pursuant to Exchange Act Rule 14a-8 must be delivered to the Corporate Secretary at our principal executive offices no later than November 28, 2014 in order to be included in the our proxy materials for that meeting. Such proposals must also comply with all applicable provisions of Exchange Act Rule 14a-8.

Stockholder proposals submitted for consideration at the 2015 Meeting but not submitted for inclusion in our proxy materials pursuant to Exchange Act Rule 14a-8, including nominations for candidates for election as directors, must be delivered to the Corporate Secretary at our principal executive offices not less than 90 days or more than 120 days before the first anniversary of the date on which we first mailed these Proxy Materials. However, if the 2015 Meeting occurs more than 30 days before or after May 9, 2015, then, to be timely, proposals must be delivered by the later to occur of (i) the 90th day prior to the 2015 Meeting or (ii) the 10th day following the first public announcement of the date of the 2015 meeting. Assuming the 2015 meeting is held within 30 days before or after May 9, 2015, then stockholder proposals must be received no earlier than November 28, 2014 and no later than December 28, 2014. Stockholder proposals must include the specified information concerning the stockholder and the proposal or nominee as set forth in our bylaws.

RE/MAX HOLDINGS, INC C/O BROADRIDGE PO BOX 1342 BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR all nominees:

1. Election of Directors Nominees ☐	☐	☐

01 Gilbert Baird 02 Roger Dow 03 Ronald Harrison

The Board of Directors recommends you vote FOR the following proposal:					For	Against	Abstain

2 Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.					☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

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RE/MAX HOLDINGS, INC. Annual Meeting of Shareholders May 9, 2014 10:00 AM This proxy is solicited by the Board of Directors

This proxy is solicited by the Board of Directors for the Annual Meeting of Stockholders to be held on May 9, 2014.

The undersigned, revoking all prior proxies, hereby appoints Margaret Kelly, David Metzger and Geoffrey Lewis, and any of them, each with full power of substitution, as proxies to represent the undersigned and vote all shares of Class A or Class B Common Stock of RE/MAX Holdings, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Company’s Annual Meeting of Stockholders to be held on May 9, 2014 at the Company’s headquarters, located at 5075 South Syracuse Street, Denver, Colorado, 80237 at 10:00 a.m. (Mountain time) and at any adjournments or postponements thereof.

When properly executed, this proxy will be voted as directed. If no direction is indicated, this proxy will be voted “FOR” each director nominee in Proposal 1 and “FOR” Proposal 2. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.

Continued and to be signed on reverse side